UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2015

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35726	80-0145732
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Winter Street

Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

(617) 551-4000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2015, Martin Muenchbach, Ph.D., provided Radius Health, Inc. (the “Company”) with notice of his resignation from the Board of Directors of the Company (the “Board”) and all committees of the Board on which he serves, effective as of November 3, 2015. In connection with Dr. Muenchbach’s resignation, the Board determined to accelerate the vesting of all of the unvested options to purchase shares of the Company’s common stock held by Dr. Muenchbach on the effective date of Dr. Muenchbach’s resignation.

On August 17, 2015, the Board increased the size of the Board from nine to ten directors, and elected Catherine J. Friedman as a Class II director of the Company.  Ms. Friedman has been appointed to serve on the Audit Committee of the Board (the “Audit Committee”) and as the Chair of the Audit Committee.

Ms. Friedman will participate in the Company’s standard compensation program for non-employee directors, including an annual retainer of $35,000, an annual retainer for service as Chair of the Audit Committee of $15,000 and an initial award of an option to purchase 30,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price equal to $72.51, the closing price per share of the Company’s common stock on the date of grant, and will vest and become exercisable in equal installments on each of the first four anniversaries of the date of grant, subject to continued service on the Board through each such vesting date.  Ms. Friedman has also entered into the Company’s standard indemnification agreement for directors and officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIUS HEALTH, INC.

Date: August 18, 2015	By:	/s/ B. Nicholas Harvey

B. Nicholas Harvey
Chief Financial Officer

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